Exhibit 99.1

RFM Reports Third Quarter Results

Results in Line with Guidance; Targets Return to Profitability and Positive Cash Flow

DALLAS--(BUSINESS WIRE)--RF Monolithics, Inc. (“RFM” or the “Company”) (NASDAQ:RFMI) today reported sales for its third quarter ended May 31, 2008 of $13.0 million, compared to sales of $13.4 million in the third quarter of the prior fiscal year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles (“GAAP”), of $1.4 million or $0.15 per share compared to a GAAP net loss of $1.4 million or $0.15 per share for the third quarter of the prior year. The Company also reported a non-GAAP net loss, which excludes intangible acquisition expenses, restructuring related charges, and stock compensation expense, of $665,000 or $0.07 per share for the third quarter 2008 compared to a non-GAAP net loss of $0.07 per share for the same period last year.

The Company’s sales during the first nine months of fiscal 2008 were $43.5 million, compared to $41.6 million for the prior year. For the nine months ended May 31, 2008, GAAP net loss was $1.4 million or $0.15 per share compared to GAAP net loss of $5.7 million or $0.64 per share for the same period of the prior year. Non-GAAP net income was $470,000 or $0.05 per diluted share compared to non-GAAP net loss of $1.2 million or $0.14 per share for the same period of the prior year.

President and CEO David M. Kirk commented, “Our third quarter performance was in line with our guidance. Sales for the medical market and particularly the Asian telecom market showed growth in the quarter. However, we did experience economic pressure in our automotive, consumer and industrial markets which resulted in lower quarterly sales. Also, as expected, our gross profit margin at 35 percent reflects a less favorable product mix for the quarter compared to our second quarter.

“Our year-to-date sales are up almost 5%, gross profit margin has improved approximately 700 basis points to 37 percent and we have improved net income, on a non-GAAP basis, over the prior year’s first nine months performance. We are benefiting from the estimated $5 million in annual savings our fabless initiative is generating. However, recent trends have not been favorable, as the current quarter demonstrates. While our Wireless Solutions strategy has resulted in an increase in sales of those products and had a favorable effect on our gross profit margins, we have not seen the increase in sales we expected. Economic conditions and other factors have caused some customers to delay or cancel programs in many of our targeted solutions markets. We note that other companies in the M2M space have encountered similar delays in the development of the market. Since we have aggressively built our capabilities to support an anticipated sales increase, we face an excess of expenses at current sales levels.

“We took a major step towards reducing expense levels this quarter with the consolidation of our organization including centralizing many of our back-office functions, and we expect resulting gross savings to be approximately $1.7 million annually. Further, we recently completed an office space planning analysis and we are reducing office space requirements by approximately 40%, saving an additional $400,000 annually. While a portion of the savings may be applied to strategic growth investments, most will fall to our bottom line.

“As may not be apparent from our consolidated results, we have two distinct offerings – a sizable, profitable hardware products offering, with positive cash flow which we know well and for which sales appear to have stabilized. We also have solutions offerings for emerging markets, and, as noted earlier, the development of these markets appears to have been delayed by current economic conditions and other factors. This part of our business required, and continues to require, ongoing investment, and is not yet profitable. We are monitoring the markets for our solutions offerings carefully, and our ongoing level of investment in wireless solutions will be dictated by several near-term indicators Since we have a profitable hardware business to work with, we have the ability to match expense levels with expected revenue. We will continue to act judiciously to 'right-size' our business to return to profitability and significant positive operating cash flow at current sales levels, with a target of early calendar year 2009.

“To further strengthen our corporate management team we are actively searching for additional Board members who will provide guidance in achieving our strategic plan. The board has formed a Nominations Committee and is already considering candidates and has retained Spencer Stuart, one of the world's leading executive search consulting firms.

Fourth Quarter Guidance

“The negative effect of the sluggish economy on our major markets makes it increasingly difficult to provide guidance. With our current backlog and the market trends we are seeing, we expect to hold our sales flat, in the $12.5 to $13.5 million range. Gross Profit Margins may improve due to more favorable product mix and be in the 35% - 37% range. Earnings per Share on a non–GAAP basis are estimated to be a loss in the $0.04 - $0.09 range. Additionally, depending on the indicators we are monitoring, events and decisions made could affect our annual review of intangible assets for potential impairment pursuant to SFAS 142 and SFAS 144.”

Highlights:

  Higher year-to-date sales resulted in higher gross profit margins and positive non-GAAP earnings, all significant improvements over the same nine month period of the prior year.
  Implemented and benefiting from our move to a fabless business model, generating savings of approximately $5 million per year.
  Successfully implemented additional cost saving initiatives, which resulted in restructuring and consolidating organizations, centralizing back-office functions and continued outsourcing of functions to strategic partners, for aggregate annual gross savings of over $1.7 million.
  Completed an office space planning initiative which reduces office space by approximately 40% and is expected to result in savings of $400,000 annually.
  Will monitor near-term indicators in our wireless solutions business and take prompt action to “right-size” the Company, with a goal of profitability early in calendar year 2009.
  Increased sales in two of our key markets, medical and Asian telecom, and stabilized filter sales for satellite radio receivers.
  Amended existing credit facility to give us flexibility in our financial covenants. The amended credit facility still consists of the original amortizing term note, now at $2 million, and $11 million revolving note that expires in December 2010.
  Signed a strategic alliance with Dust Networks to integrate the Dust SmartMesh-XD™ embedded wireless sensor into the Company’s broad portfolio of wireless solutions for the M2M market.
  RFM Aleier’s FM1j Enterprise Asset Management Suite was selected as the new facilities maintenance management system for Chicago Metra (the second largest commuter rail system in America).
  Added depth to management team with appointment of Mr. Farlin Halsey as Vice President of Product Marketing who will direct and expand the Company’s product marketing, maximizing brand and product awareness.
  Our board of directors is seeking new directors to add industry experience and leadership to the board.

Product Mix for current and comparative quarters’ sales:

Wireless Solutions Group	Q3 FY08	Q2 FY08	Q3 FY07
Aleier/Cirronet	$2.7 Million	$3.3 Million	$2.9 Million
Virtual Wire™/RFIC	$3.0 Million	$3.8 Million	$3.5 Million
Subtotal	$5.7 Million	$7.1 Million	$6.4 Million
Wireless Components Group
Low-power Components	$1.5 Million	$2.8 Million	$2.1 Million
Filter Products	$4.8 Million	$3.9 Million	$4.4 Million
Frequency Control Modules	$1.0 Million	$ .5 Million	$4.4 Million
Subtotal	$7.3 Million	$7.2 Million	$7.0 Million
Total Sales	$13.0 Million	$14.3 Million	$13.4 Million
Market Diversification for current and comparative quarters’ sales:
	Q3 FY08(1)		Q2 FY08(1)		Q3 FY07(1)
Automotive	22%		25%		27%
Consumer	20%		18%		17%
Industrial	22%		32%		29%
Telecom	18%		12%		14%
Other	18	%(2)	13	%(2)	13	%(2)
Geographic Diversification for current and prior quarters’ sales:
	Q3 FY08	Q2 FY08	Q3 FY07
North America	42%	54%	57%
Europe	14%	16%	15%
Asia and the rest of the world	44%	30%	28%

(1) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

(2) Other includes government and medical applications and those sales through distribution which are not considered material for tracking by application by RFM’s distributors.

Non-GAAP Financial Measures

We report net income (loss) and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) or income (loss) per share in accordance with GAAP. Reconciliation of reported net income (loss) and reported income (loss) per share to non-GAAP net income or loss and non-GAAP income or loss per share respectively are included at the end of this news release.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. The RFM Companies (which include wholly-owned subsidiaries Cirronet and Aleier) offers a broad range of low-power wireless solutions – from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software – extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine’s “2007 M2M 100” and “2008 M2M 100” list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.rfm.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, operation of a services business, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2007. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call (Reservation No. 48187598). Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687 (Reservation No. 48187598). This replay will be active from 7:00 p.m. ET June 26 through July 26, 2008.

Internet Access:

A slide presentation related to the information that will be presented on the call will be available for viewing during the conference call. To access the presentation via the web, participants should access www.rfm.com/company/webcasts/Q308call at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RF Monolithics, Inc. Condensed Consolidated Statements of Operations-Unaudited (In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007

Sales	$12,988	$13,415	$43,533	$41,566
Cost of sales	8,486	8,919	27,269	28,858
Gross profit	4,502	4,496	16,264	12,708
Research and development	2,023	2,103	5,981	6,456
Sales and marketing	2,291	2,353	6,952	6,487
General and administrative	1,158	1,122	3,988	3,392
Restructuring	265	147	320	1,584

Operating expenses	5,737	5,725	17,241	17,919
Income (loss) from operations	(1,235)	(1,229)	(977)	(5,211)
Other income (expense), net	(159)	(199)	(393)	(527)
Income (loss) before income taxes	(1,394)	(1,428)	(1,370)	(5,738)
Income tax expense (benefit)	25	(6)	38	8
Net income (loss)	$(1,419)	$(1,422)	$(1,408)	$(5,746)
Earnings (loss) per share:
Basic	$(0.15)	$(0.15)	$(0.15)	$(0.64)
Diluted	$(0.15)	$(0.15)	$(0.15)	$(0.64)
Weighted average common
Shares outstanding:
Basic	9,758	9,184	9,567	9,007
Diluted	9,758	9,184	9,567	9,007

RF Monolithics, Inc. Reconciliation of GAAP to Non-GAAP Net Income-Unaudited (In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007

GAAP net income (loss)	$(1,419)	$(1,422)	$ (1,408)	$(5,746)

Add Back Expenses:

Asset Impairments/Severance Costs:
Inventory (Cost of Sales)	0	0	0	1,198
Restructuring (Operating Expense)	265	147	320	1,584
Subtotal Asset Impairments/Severance Costs	265	147	320	2,782

Amortization of Acquisition Intangible Assets	398	455	1,195	1,367

Stock Compensation Expense	91	163	363	373

Subtotal Adjustments	754	765	1,878	1,740

Non-GAAP Net Income (loss)	$(665)	$(657)	$470	$(1,224)

Non-GAAP Earnings (loss) per share:
Basic	$(0.07)	$(0.07)	$0.05	$(0.14)
Diluted	$(0.07)	$(0.07)	$0.05	$(0.14)

Weighted average common shares outstanding
Basic	9,758	9,184	9,567	9,007
Diluted	9,758	9,184	10,312	9,007

RF Monolithics, Inc. Condensed Consolidated Balance Sheets-Unaudited (In Thousands)

	May 31, 2008	August 31, 2007
ASSETS

Cash and cash equivalents	$1,172	$2,404
Accounts receivable-net	10,159	9,583
Inventories-net	9,059	8,648
Other current assets	510	575
Total current assets	20,900	21,210
Property and equipment-net	3,258	3,891
Goodwill	11,303	11,303
Acquisition intangible assets, net	9,199	10,320
Other assets-net	1,026	939
Total	$45,686	$47,663

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,340	$13,439
Other liabilities	9,273	5,654
Total liabilities	17,613	19,093
Stockholders’ equity	28,073	28,570
Total	$45,686	$47,663

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
RF Monolithics, Inc.
Carol Bivings, 972-448-3767
Director IR
bivings@rfm.com